TENTH ADDENDUM TO COMMERCIAL LEASE
This Tenth Addendum to Commercial Lease (Tenth Addendum) is entered into this ____ day of April, 2015, by and between Research Way Investments, a California limited partnership (“Landlord” or “RWI”) and SIGA Technologies, Inc, a Delaware corporation, and Chapter 11 Debtor-In-Possession in case no 14-12623 as presently pending in the United States Bankruptcy Court for the Southern District of New York (“Tenant”).

RECITALS

A.Pursuant to their original lease dated January 1, 1998 (the “Original Lease”), Landlord leased to Tenant, and Tenant leased from Landlord, nine thousand six hundred seventy-seven (9,677) square feet of net rentable area in that certain building (the “Building”) owned by Landlord and located at 4575 S.W. Research Way, Corvallis, Benton County, Oregon, more particularly described in the Lease (the “Premises”).

B.Landlord and Tenant concurrently with the execution of the Lease executed the First Addendum clarifying certain terms set forth in the Original Lease.

C.On or about January 22, 2002, Landlord and Tenant executed the Second Addendum whereby Tenant terminated certain rights to Reserved Space, and a First Refusal Area was defined as more particularly set forth in the Second Addendum.

D.On or about July 16, 2004, Landlord and Tenant executed a Third Addendum whereby the parties memorialized that Tenant had occupied sixty-six (66) additional square feet of net rentable areas since the commencement date of the Original Lease, and Tenant had occupied three hundred sixty (360) additional square feet of net rentable area on the first floor of the Building since on or about April 1, 2003. Additionally, Landlord and Tenant amended certain utility rights and modified the option terms set forth in the Original Lease.

E.On or about October 1, 2004, Landlord and Tenant agreed to a Fourth Addendum executed effective October 1, 2004, whereby the parties agreed to amend the Original Lease to add nine thousand eight hundred eighty-four (9,884) square feet of net rentable area located on the first floor of the Building to the premises being leased.

F.On or about January 1, 2007, Landlord and Tenant executed a Fifth Addendum, whereby the parties memorialized their agreement that Tenant would allow access to and from the freight elevator by other Building tenants. Additionally, Landlord and Tenant agreed to extend the Original Lease Term to December 31, 2011, and further modified the Fixed Monthly Rent and option terms set forth in the Original Lease.

G.On or about January 1, 2008, the parties agreed to a Sixth Addendum, executed effective January 1, 2008, which eliminated approximately one thousand four hundred and four (1,404) square feet or net rentable area from the Premises and reduced Tenant’s obligations with regard to such excluded space.

H.On or about March 1, 2010, Landlord and Tenant agreed to a Seventh Addendum, executed effective March 1, 2010, whereby the parties agreed to amend the Original Lease to add eighty-one (81) square feet of net rentable area to the Premises located on the west side of the downstairs lobby of the Building.
I.     Effective June 1, 2011, Landlord and Tenant executed an Eighth Addendum to Commercial Lease, whereby the parties agreed to add approximately fifteen thousand nine hundred seventy six (15,976) square feet of net rentable area within the Building to the Premises.
J. Effective November 1, 2012, Landlord and Tenant executed a Ninth Addendum to Commercial Lease, whereby the parties agreed to an option to further extend the term of the Original Lease for one (1) additional five (5) year term after December 31, 2017.
K.     The Lease and the foregoing described addendums, are collectively referred to herein as the “Lease”
L.    On September 16, 2014, Tenant commenced a voluntary case under Chapter 11 of Title 11 United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York, Case No 14-12623(SHL) hereinafter the “Chapter 11 Case”. Tenant is a Debtor-In-Possession in the Chapter 11 Case.
M.    On December 30, 2014 in the Chapter 11 Case, Tenant filed a Motion seeking to extend the time to assume or reject the Lease under §364(d)(4)(B)(i) of the Bankruptcy Code. Based upon that motion, on January 14, 2015 the Bankruptcy Court entered an order extending the time period within which the Tenant may assume or reject the Lease through and including April 14, 2015.
N.    That under the current terms of the Lease, Fixed Monthly Rent for the Premises accrues at the rate of Fifty Thousand Eight Hundred Nine and 00/100 Dollars ($50,809.00) per month. Fixed Monthly Rent for 2016 is scheduled to escalate to Fifty Two Thousand Four Hundred Forty Eight and 00/100 Dollars ($52,448.00) per month. Fixed Monthly Rent for 2017 is scheduled to escalate to Fifty Four Thousand Eighty Seven and 00/100 Dollars ($54,087.00) per month.
O.     That under the current terms of the Lease, the Tenant’s Percentage Share for triple net charges and other additional rents is generally 36.15 % of the total charges for the land and Building. It is currently estimated that the total charges for the land and Building, for which all Building tenants are subject to a percentage charge, will be approximately $891,702.57 in 2015.
P.    That Tenant wishes to remain at the Premises, but hereby modify and reduce the Tenant’s rights and obligations under the Lease, rather than reject the entire Lease and vacate the Premises.
Q.    That Landlord is willing to modify the Lease, and address Tenant’s wishes and concerns, on the terms herein stated, subject to the entry of an order (the “Bankruptcy Court Order”) by the Bankruptcy Court approving the assumption of the Lease, as herein modified, under § 365(a) of the Bankruptcy Code.

NOW THEREFORE LANDLORD AND TENANT AGREE AS FOLLOWS:
1. That the foregoing Recitals (A through Q) are true, accurate and complete.
2.    That the “Premises” which shall be subject to the Lease shall be reduced to the area shown as the “Leasehold Premises” on Exhibit “A” and by this reference herein incorporated. All other portions of the Premises formerly occupied by the Tenant shall be surrendered to Landlord effective 12:01 a.m. May 1, 2015, subject to Tenant’s obligations under Paragraph 5 below, and Tenant shall have no further rights under the Lease to occupy or utilize the same (the “Vacated Premises”).
3.    That commencing May 1, 2015, the Fixed Rent due under the Lease for the Leasehold Premises, shall be reduced to the sum of $34,629.85 per month, through December 31, 2015, thereafter Fixed Rent shall be adjusted as follows:
January 1, 2016 through December 31, 2016: $35,091.70 per month ($421,100.40/yr).
January 1, 2017 through December 31, 2017: $35,461.18 per month ($425,534.16/yr).
4.    That Tenant’s Percentage Share for triple net charges and other additional rents under the Lease shall be reduced to 10.1876% of the total charges for the land and Building of which the Leasehold Premises are a part.
5.    Notwithstanding the provisions of Sections 8 and 9 of the Original Lease, Tenant shall have no obligation to remove Alterations, Fixtures, personal property, business and trade fixtures, cabinetwork, and or movable equipment (collectively the Leasehold Equipment) from the Vacated

Premises, or the land or Building of which the Vacated Premises are a part. As a part of the valuable consideration exchanged between the parties, Tenant hereby transfers, conveys and assigns all rights to such Leasehold Equipment to Landlord, free and clear of any liens and encumbrances, and Landlord shall have the right to remove and dispose of the same without further obligation or liability to Tenant, any creditors, or any other party in interest in the Chapter 11 Case. By way of example and not to limit the generality of the foregoing, the Leasehold Equipment shall include all existing equipment, and equipment systems associated with the operation of the laboratories presently located within the Vacated Premises, such as the backup emergency diesel electrical generator, the vacuum pumps, and all related equipment. Notwithstanding the provisions of this section, the backup emergency natural gas powered electrical generator being used to support the Tenant’s downstairs IT operations will continue to be owned by the Tenant. The government-owned equipment located in the laboratory portion of the Vacated Premises shall be removed by the Tenant, at Tenant’s sole cost and expense, on or before May 31, 2015. To the extent Tenant fails to timely remove the foregoing government-owned equipment, the Landlord shall have the right to remove the same, and Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord for such removal and any related storage expenses within thirty (30) days following Landlord’s invoice to Tenant for the same, all as additional rent due hereunder.
6.     That the effectiveness of this agreement is contingent upon entry of the Bankruptcy Court Order and said order becoming final. While Landlord shall accept payment of the reduced Fixed Rent immediately following the execution of this Agreement by the parties, Landlord shall have the right to maintain Landlord’s claim for all appropriate unpaid rents and damages under the unmodified terms of the Lease if the Bankruptcy Court Order is not entered and thereafter become final, and the Lease is hereafter rejected for any reason under § 365 of the Bankruptcy Code.
7.     That as additional consideration exchanged between the parties, and following the entry of a final Bankruptcy Court Order approving this agreement, Landlord shall withdraw Landlord’s claim filed in the Chapter 11 Case seeking damages for unpaid pre-petition rent and damages associated with the rejection of the Lease and acknowledges that upon such withdrawal, the Landlord will not assert any claims under the Lease with respect to the period prior to the commencement of the Chapter 11 Case.

Landlord:                        Tenant
RESEARCH WAY INVESTMENTS,        SIGA TECHNOLOGIES, INC.,
a California limited partnership            a Delaware corporation, and Debtor
in-Possession.

By:_____________________________        By:_____________________________
Rex Jacobsma, Its General Partner        Name:___________________________
Title:____________________________

RESEARCH WAY TECHNOLOGY CENTER
4575 RESEARCH WAY
EXHIBIT A
SIGA'S TENTH AMENDMENT TO COMMERCIAL LEASE
3/18/15

SIGA'S "LEASEHOLD PREMISES": APPROXIMATELY 9,237 SQ. FT.
AS SHOWN IN BLUE CROSS HATCHED AREA